UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 8, 2022
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	001-35305		45-3355106
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

2503 S. Hanley Road	St. Louis	Missouri	63144
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	POST	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously announced, on March 10, 2022, Post Holdings, Inc. (the “Company” or “Post”) completed the distribution of approximately 80.1% of its shares of the common stock of BellRing Brands, Inc. (“BellRing”) to the Company’s shareholders (the “distribution”). Immediately following the distribution, the Company retained 19,397,339 shares of the common stock of BellRing (the “Retained BellRing Shares”).

Also as previously announced, on July 25, 2022, the Company entered into a Joinder Agreement No. 2 (the “Joinder Agreement”) by and among the Company, as borrower, certain of the Company’s subsidiaries, as guarantors, the institutions constituting the Funding Incremental Term Loan Lenders (as described below), Barclays Bank PLC, as administrative agent and JPMorgan Chase Bank, N.A., as sub-agent to the administrative agent. The Joinder Agreement provided for an incremental term loan (the “Incremental Term Loan”) of $450 million under the Company’s Second Amended and Restated Credit Agreement, dated as of March 18, 2020 (as amended). The Funding Incremental Term Loan Lenders are Barclays Bank PLC, Citicorp North America, Inc., Goldman Sachs Lending Partners LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. Pursuant to the Joinder Agreement, the Company borrowed $450 million as the Incremental Term Loan on July 25, 2022.

On August 8, 2022, the Company entered into an Exchange Agreement (the “Exchange Agreement”), by and between the Company and the Funding Incremental Term Loan Lenders. Under the Exchange Agreement, the Company intends to transfer 14,800,000 of the Retained BellRing Shares to the Funding Incremental Term Loan Lenders (or their respective designees) to repay and retire approximately $340 million in aggregate principal amount of the Incremental Term Loan, excluding any accrued interest, which will be paid with cash off of the Company’s balance sheet (such exchange, the “Debt-for-Equity Exchange”). Immediately after giving effect to the Debt-for-Equity Exchange, the Company will retain 4,597,339 shares of the common stock of BellRing.

The foregoing summary of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Exchange Agreement, a copy of which the Company intends to file as an exhibit with its Annual Report on Form 10-K for the year ended September 30, 2022, and is incorporated herein by reference.

Item 8.01.    Other Events.

Offering of BellRing Shares

In connection with the Exchange Agreement and the Debt-for-Equity Exchange, and pursuant to the Registration Rights Agreement, dated as of March 10, 2022, between the Company, BellRing and other Persons defined therein, the Company requested that BellRing file a registration statement with respect to potential transactions in the Retained BellRing Shares.

On August 9, 2022, Post announced an underwritten offering (the “BellRing Offering”) of 14,800,000 shares of the common stock of BellRing, representing the Retained BellRing Shares exchanged pursuant to the Debt-for-Equity Exchange (the “BellRing Offering Shares”). Such BellRing Offering Shares were sold by the Funding Incremental Term Loan Lenders or their designees as applicable (in such capacity, the “Selling Stockholders”) to the underwriters. The BellRing Offering was conducted pursuant to a Registration Statement on Form S-3, filed with the Securities and Exchange Commission (the “SEC”) on August 8, 2022. BellRing will not receive any proceeds from the BellRing Offering. The BellRing Offering is expected to close on August 11, 2022, subject to customary closing conditions.

A copy of the press release issued by Post in connection with the BellRing Offering and the Debt-for-Equity Exchange is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release regarding BellRing Brands, Inc. Offering dated August 9, 2022
104	Cover Page Interactive Data File (the cover page iXBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2022	Post Holdings, Inc.
(Registrant)

	By:	/s/ Diedre J. Gray
	Name:	Diedre J. Gray
	Title:	EVP, General Counsel & Chief Administrative Officer, Secretary

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